Exhibit 99

PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS THIRD QUARTER 2007 EARNINGS
Wednesday, October 24th, 2007     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Anthony, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended September 30, 2007.

[Facilitator Instructions]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples’ Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples disclaims any responsibility to update these forward-looking statements.

Peoples’ 3rd quarter 2007 earnings statement was released this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer and Carol Schneeberger, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin this conference.

Mark Bradley:  Thank you.  Good morning and welcome.  We appreciate your interest in Peoples Bancorp.

Today, Peoples Bancorp reported third quarter 2007 earnings of 49 cents per share on $5.1 million in net income, compared with $5.3 million or 50 cents per share in last year’s third quarter.  Normal, ongoing results of operations were strong, highlighted by good non-interest income growth and lower operating expense.  However, third quarter 2007 earnings were reduced by $675,000 due to an “other-than-temporary” impairment charge on a collateralized debt obligation.  Offsetting this non-cash impairment charge were gains of about $100,000 on sales of investments and other assets, resulting in a net pre-tax loss of $570,000 for the quarter, or about three and a half cents in earnings per share after taxes.

We will discuss the impairment charge in more detail later in this call.

As I said earlier, the third quarter was marked by strong non-interest income results and good operating expense control.  Both of these positives were offset by lower net interest margin (compared to the second quarter of 2007) and the full impact of second quarter loan payoffs and flat loan growth in the third quarter, which challenged net interest income growth.   Loan loss provision increased slightly from the prior quarter, but asset quality remained at good levels.  Generally speaking, operating results were good; however, net income was lower than the linked and prior year quarters due mainly to the impairment charge.

As we discussed in our last conference call, late in the second quarter we experienced just over $30 million of commercial loan payoffs with interest rates in the 7 to 9% range; therefore the impact of these payoffs was realized fully in third quarter average balance figures.  We reinvested in investment securities yielding closer to 6%.

We also had additional payoffs in the third quarter that challenged period end growth despite good loan production.  We also see some payoffs looming in the fourth quarter, so our expectation is for loan growth to be flat again in the fourth quarter.

At September 30, earning assets were up $34 million over the linked quarter due to purchases in our investment portfolio.  Some of these purchases were made to pre-fund near-term investment cash flows, and others were made in tax-exempt securities to optimize Peoples overall tax position.   As a result of these investment security purchases, average earning assets were up $6.6 million over the linked quarter.  Third quarter tax equivalent earning asset yields were down 2 basis points from the linked quarter to 6.84%, with increases in investment security yields slightly offsetting declines in loan yields.

On the funding side, quarterly average deposit balances were down $10.5 million over the linked quarter, with most of the declines in brokered CDs and public funds CDs.  Our third quarter average deposit balances were also affected by the loss, due to rate competition, of a single $5 million dollar “CD only” customer relationship late in the second quarter.  We increased average borrowed funds balances by $18.6 million over the linked quarter; however, the decline in short-term interest rates prompted our weighted average cost of borrowings to decline by 4 basis points to 4.92%.  Overall, our cost of interest-bearing liabilities was 4.03% for the third quarter, up 2 basis points from the linked quarter due to the change in funding mix from deposits to borrowings, along with slight increases in our cost of interest bearing deposits.  At September 30, 2007, total retail deposits (which exclude brokered CDs) were up $21.6 million for the year on the strength of increases in money market and public funds checking balances.  Our retail deposit growth, along with increases in lower-cost sources of funding have allowed us to reduce higher cost brokered CD balances by $71 million in 2007.

Net interest income for the third quarter was $13.2 million as compared with $13.3 million in the linked quarter, with net interest margin dropping 5 basis points in the same period.  Overall, we remain liability sensitive, but in the immediate short-term, we do not realize an increase in net interest income, as our immediately repricing assets and liabilities are basically equal.

In the one-year time horizon, we are liability sensitive, and therefore additional rate cuts should enhance net interest income growth.  The situation right now shows that we have some CD’s repricing upward by a few basis points, although we see some opportunity in the fourth quarter to modestly reduce deposit rates.  With the recent decrease in treasury rates, new loans are being booked at lower than expected rates, so we are booking loans at a spread lower than third quarter margin of 3.26%.  Wrap it all together, and we project net interest margin to basically remain flat compared to the third quarter margin, and therefore stay in the mid 3.20’s, although competitive pressures on loan and deposit pricing could cause net interest margin to drop a basis point or two in the fourth quarter.

Switching gears to loan quality, our third quarter provision for loan losses was $967 thousand as compared with $847 thousand last quarter and $929 thousand in last year’s third quarter.  Net chargeoffs were up from the linked quarter, due mainly to an increase in gross chargeoffs of real estate loans and checking overdrafts.  At quarter end, total non-performing loans totaled $6.2 million or 0.56% of total loans, down from $7.6 million or 0.67% at the end of the second quarter.  Our September 30 allowance for loan losses were 237% of non-performing loan balances.

And now I will turn the call over to Carol Schneeberger, our CFO for her comments on non-interest income and expense for the third quarter.

Carol Schneeberger:  Thank you.

In regards to the “other-than-temporary” impairment charge Mark mentioned earlier, the investment is an income note … i.e. a single collateralized debt obligation, or CDO, in our investment portfolio.  Our total exposure to CDO investments is $9 million.

The specific CDO that is impaired is comprised of bank issued trust preferred securities as well as other debt obligations issued by financial services companies.  The investment impairment charge was the result of a recent decline in credit-worthiness of a single underlying issuer, which is a private company.  The situation has also been magnified by the redemption of a sizeable portion of the original pool.

Upon learning of a particular event at the specific bank, we conducted extensive research and performed a detailed analysis of the security, including both qualitative and quantitative components of the underlying issuing institutions within the pool.  The underlying bank in question failed certain capital adequacy tests, so the institution was further analyzed to estimate its impact on fair value.

We have been advised that the private institution should receive the additional capital needed to meet regulatory requirements via a business segment sale closing in the fourth quarter.  We believe there is a better than 50% chance the institution in question will not default within the income note.  Therefore, we do not anticipate further impairment at this time on this security, and will continue to monitor all of our investments in CDO instruments.

Now, looking at normal operations, a highlight for the third quarter and year to date is non-interest revenue production.  Non-interest income totaled $7.7 million for the quarter, up $400,000 or 5% from the third quarter of 2006, due to growth in insurance revenues, trust and brokerage fees, bankcard fees, and mortgage banking revenues.

On a year-to-date basis, Peoples’ insurance commissions are up 1.5% from 2006 despite a “soft” insurance market that has made it more difficult to grow these revenues.  Peoples Financial Advisors, our wealth management and brokerage unit, has grown total assets under management 13% this year to $933 million, and is off to another strong start in the fourth quarter.  This growth has been caused by steady production, the addition of seasoned sales personnel over the past year, and increased cross sales from the retail banking operation.  As a result, revenues from fiduciary and brokerage activities are up 23% over the third quarter of last year and 17% on a year-to-date basis.  We are pleased with our growth in non-interest revenues, which is a key part of our long-term strategy to become less dependent on the interest rate environment.

While we have grown our fee-related income, we have also limited growth in operating expenses.  Third quarter 2007 non-interest expense was $12.6 million, down slightly from both the linked and prior year quarters.  The main drivers of the declines from the third quarter of 2006 were decreases in net occupancy costs, professional fees, marketing expenses associated with our deposit acquisition program, and amortization of intangible assets.  Our third quarter salaries and benefits costs were up 2.5% over last year due mainly to normal annual salary increases and the addition of personnel in key areas, while our bankcard costs grew less than growth in debit card revenues.

We do not expect fourth quarter expenses to continue to trend lower, considering the opening of our new Huntington, West Virginia office, which comes on board in November and begins its depreciation schedule.

Overall third quarter operating results were good.   As a result of our efforts to grow non-interest income and control our expenses, Peoples efficiency ratio improved to 57.03% in the third quarter from 58.68% in the second quarter of 2007 and 59.04% in third quarter last year.

I will now turn the call back over to Mark for his final comments.

Mark Bradley:  Thank you Carol.

As Carol mentioned, we look forward to the November grand opening of our new financial services location in Huntington, West Virginia.  The office will house a full service banking office and drive through, and also make available investment and insurance products for our clients.  Huntington is growing economically, and this new office is an example of our efforts to allocate resources to more vibrant markets.

On the personnel front, in the third quarter we welcomed a new executive vice president of sales and service to our company.  On September 4th, Deborah Hill joined our leadership team.  Deb comes to us from US Bank and offers a wide variety of banking and management experience.  She is already working on new strategies to enhance our small business and consumer offerings, and I look for good progress to be made over the next few months to implement our growth strategies.

In addition, we are still on the search for a permanent CFO.  Carol Schneeberger continues to capably serve in the role while we find the right candidate.  Carol has done a great job leading our finance and accounting team and has allowed us the luxury of being selective in choosing her replacement.

In the third quarter, we continued to be active in our stock buy-backs, purchasing 139,000 shares authorized under the ‘07 share repurchase program at a weighted average cost of $24.05 per share.  Through September 30, ‘07, Peoples had purchased 379,000 of the 425,000 shares authorized under the program.  We are currently actively managing our capital position to provide maximum long-term value to our shareholders, and expect to have additional repurchases in the 4th quarter.

Looking back at the third quarter, we were pleased with our third quarter operating results, despite the investment impairment charge.  Non-interest revenues increased and operating expenses were down over the prior year quarter, which improved our efficiency ratio.  Although loan growth was challenged by payoffs, loan activity remains brisk.  As we expected, net interest margin decreased compared with the linked quarter due mostly to a change in mix of earning assets, although we expect margin in the fourth quarter to be comparable to third quarter levels.  Asset quality remains good, as non-performing assets decreased from the linked and prior year quarters.

We are still looking for 2007 earnings to be in the $2.03 to $2.05 range.  We are working on projections for 2008, but have not finalized our numbers yet.  I do know that we will continue to manage Peoples Bancorp for the long-term while making the best of a challenging interest rate environment.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Carol Schneeberger, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:  Thank you. [Facilitator Instructions]  Our first question comes from the line of Daniel Arnold from Sandler O’Neill. Please state your question.

Daniel Arnold:  Hey guys, good morning.

Mark Bradley:  Hi Dan.

Daniel Arnold:  First question, just on the loan portfolio, it looks like construction loans were down a little bit this quarter.  I was wondering if you guys were intentionally running that off or if there was something else going on?

Mark Bradley:  No, I think Dan, that would be a switch from construction to commercial mortgage. That would be my guess on that.  We’re not running off any construction loans.  In fact, we’ve approved a few more construction loans on the commercial side here in the last few months.

Carol Schneeberger:  I also believe we had one significant payoff that was financed elsewhere.

Mark Bradley:  That is correct.  We did have a loan in the construction area, or a line item, that was taken out by the capital markets.

Daniel Arnold:  Okay.  Do you guys expect the loan payoffs to continue or -- when do you expect the loan portfolio to start ramping back up again, I guess?

Mark Bradley:  That is a very good question.  We think we’re “over the hump” on the payoffs that we had identified at the start of the year.  There are still a couple out there that we expect, as I alluded to earlier, in the $7 - $10 million range.  We don’t know yet if the capital markets have cooled their heels just yet, but we think we’re over the hump on the major loan payoffs.

Daniel Arnold:  Okay, so maybe we’ll start seeing growth…

Mark Bradley: Yeah I would expect to see more traditional growth in the first and second quarters of next year, and that’s barring any new information where we hear more loan payoffs, whether it’s the sale of a business or something like that.

Daniel Arnold:  Okay.  And then on the fee income side, it looks like there was, linked quarter I’m looking at here, on kind of some of the line items, insurance and trusts specifically, some linked quarter decline, is that seasonal or is there -- what’s going on there?

Carol Schneeberger:  On the insurance, during the first quarter we have our contingency income and that would be a – that is very seasonal.

Daniel Arnold:  Right, so third quarter is kind of a slowdown in those?

Mark Bradley: Yes, I think most of those revenues are somewhat seasonal depending on when we bill the client.  The best comparison in my opinion is not linked quarter, but current quarter versus prior year quarter.

Daniel Arnold:  Right.

Mark Bradley:  That’s what we look at in those parts of our business because they do cycle up and down from quarter-to-quarter.

Daniel Arnold:  Right.  On the trusts in particular, I am a little surprised considering the growth in assets under management, which looks actually pretty strong in the quarter.

Mark Bradley:  Yes that – but look at the third quarter last year and it’s way up.

Daniel Arnold:  Right.

Mark Bradley:  So that is a part of our business that’s growing very strongly.  We’re doing a very good job in that part of our business.

Daniel Arnold:  You’d expect that to be up quite a bit then going into the fourth quarter?

Mark Bradley:  I’d expect it on a year-to-date basis to continue its strong growth rate.

Daniel Arnold:  Okay.  Perfect.  Well, thanks a lot guys I appreciate it.

Mark Bradley:  All right.  Thanks.

Carol Schneeberger:  Thank you.

Facilitator:  Our next question comes from the line of Jason Werner from Howe Barnes.  Please state your question.

Jason Werner:  Good morning.

Mark Bradley:  Hi Jason.

Carol Schneeberger:  Good morning.

Jason Werner:  I have a question on the impairment, you said your total exposure to CDOs was $9 million, I was curious how big this one was that you impaired – charged down?

Carol Schneeberger:  It was $1 million.

Jason Werner:  Okay.  So you guys charged-off quite a bit of that then?

Carol Schneeberger:  Yes we did.

Mark Bradley:  Yes we did.

Jason Werner:  I guess I’m just a little bit surprised that one issuer can result in such a big charge-off.  I would have thought that you could have pooled like issues and part of the benefit of that is you have good diversification.

Mark Bradley:  It’s a good question Jason, the pool shrank a little bit on us and I think
Carol has some good information on that.

Carol Schneeberger:  Right, the pool had a five year call feature for some of the trust preferreds that were in it and several of those companies took advantage of that because they were able to re-fi at a lower interest rate.  So that changed the concentration of that particular underlying issue substantially in relation to the total pool.

Mark Bradley:  So the pool became smaller, which means anytime one of the units inside that pool takes a down turn, it has a magnifying effect on it.

Jason Werner:  When issuers in the pool call their securities, what happens to your investment?  Do you get capital back or does your investment stay the same until it matures?

Carol Schneeberger:  We’re in the equity tranche, so we’re first loss and principal last.

Mark Bradley:  We’re last to get our money back in that particular investment.

Jason Werner:  Okay.  So you don’t see any return when issuers start calling?

Mark Bradley:  That is correct.

Jason Werner:  So – this was a million dollar investment from the beginning and still is a million dollar investment until the impairment?  It’s not like you were -- I’m sorry?

Mark Bradley:  Yes, you are correct.

Jason Werner:  Okay.  So basically what happens is then by the time this one issuer has a problem, it becomes a big piece of the pool then.

Mark Bradley:  That’s correct.  That’s exactly what happened.

Jason Werner:  Okay.  And how many of these investments do you have?  That $9 million?  Is that nine separate investments?

Carol Schneeberger:  No, we have a total of four.

Mark Bradley:  Total of $4 million I believe.

Carol Schneeberger:  No.  Four different investments, totaling $9 million.

Mark Bradley:  Okay.

Carol Schneeberger:  We have two that are -- the income note piece or the equity piece, and then the remainder are BBB rated.

Jason Werner:  Okay.  And then, if this particular institution – you talk about raising capital from the segment sales, they get the capital in order, they get things kind of cleaned up and they continue paying on this at some point down the road there’s a chance you guys could recover it, is that true?

Mark Bradley:  Yes.

Carol Schneeberger:  That is correct.

Mark Bradley:  Well down the road.

Jason Werner:  But you have to wait until it matures, obviously you can’t write-up the value under the accounting rules?

Carol Schneeberger:  Bingo.

Mark Bradley:  You are correct.

Jason Werner:  Okay.  And how – what is the length of time before it matures?

Mark Bradley:  It’s over 20 years, I believe, it’s a long time.

Jason Werner:  What happens if everybody in the pool calls their trust-preferreds?

Mark Bradley:  If everybody calls, then we would get our money back, but not everybody can do that right now.

Jason Werner:  Right.  Okay.

Mark Bradley:  In the five-year call feature, that’s what shrank the pool down.

Jason Werner:  What can you guys do to lessen this type of risk?  Because one of the things with CDOs being one of the best performing underlying instruments is bank trust preferreds and I think you guys are getting hurt by that.  What can you do to kind of avoid that?

Mark Bradley:  Well, I mean hindsight says we shouldn’t have bought that income note. Again, you’re right, Jason, I mean that’s what we thought when we bought it several years ago, but one of the banks had a problem and the pool had shrunk down to a point where one bank has a problem, it exacerbates it to the whole pool.

Jason Werner:  So the only thing, I guess in hindsight maybe is, once you have a lot of these things paying down then maybe unload it because you lose your diversification.

Mark Bradley:  Yeah, that’s a good point, we could sell it, but right now we don’t -- it’s not the right market.

Jason Werner:  Right.  Exactly.  So...

Mark Bradley:  If the market rebounds in a year or two or in a span of time then that is something we just might look at.

Jason Werner:  Okay.

Mark Bradley:  But it’s still yielding pretty well, so...

Jason Werner:  I would imagine the yield goes up, with the impairment the yield only goes up…and it goes up from that point.

Mark Bradley:  Absolutely.  Yes, it does, you are correct.

Jason Werner:  And the underlying institutions, I think you said you don’t think they’re going to default, so that means they’re still paying?

Mark Bradley:  That is correct.

Jason Werner:  Okay.  Going to the pay-off question again, just to kind of boil this down a little further. Are you actually seeing signs that these non-bank competitors are taking these financings away from you? Are you seeing signs they’re slowing down – I certainly heard that from other banks, I’m curious if you have seen that yet?

Mark Bradley:  We’re seeing rumblings. It hasn’t -- I can’t tell you that’s definitely what’s going on, but there’s certainly been a pause.  Okay.  So, it gives us hope.  But I would not say it’s actually happened.  But there’s been a couple of things delayed that our customers thought they had in position, for example.  But we’re getting taken out by other banks as well, so it’s not just capital markets.

Jason Werner:  Okay.  And then final issue of credit quality still [inaudible] down in the quarter, overall well behaved, I was kind of curious if there is an underlying trend to watch with that might be signaling future problems?

Mark Bradley:  Well, we always have two or three or ten that we’re looking at that we have questions about and constantly monitor.  I’d say that list is still there.  But at this point the numbers in the third quarter reflect our thoughts at September 30.  So, I am not going to say there has been a massive enhancement in asset quality, it wasn’t that bad to start with, but it certainly is going in the right direction.

Jason Werner:  Okay.  Thank you, guys.

Mark Bradley:  Okay.  Thanks Jason.

Facilitator:  [Facilitator Instructions].  Our next question comes from Brett Morris with FTN Midwest
Securities.  Please state your question.

Brett Morris:  Good morning guys.  I was wondering if you could give us little more color on the securities and I guess where you think they are going, and like was this restructuring just kind of a one time?

Mark Bradley:  Can you repeat that question, Brett.  I didn’t quite catch it.

Brett Morris:  I’m sorry, can you guys hear me little better now.

Mark Bradley:  Yes.

Carol Schneeberger:  Yes.

Brett Morris:  Okay.  I was wondering if you could give us a little more color on I guess your balance sheet restructuring in these securities.  I mean, do you expect them to be increasing in subsequent quarters or are you going to -- was it that you just wanted to get these kind of tax benefits and things and that will be it?

Mark Bradley:  Yes, I think you’re asking the question related to – we alluded to somewhat of a pre-buy of investments in the third quarter.

Brett Morris:  Yes.

Mark Bradley:  And our investments went up because we knew we’d have these strong -- or these larger than normal loan payoffs.

Brett Morris:  Okay.

Mark Bradley:  Our goal is not to grow our investment portfolio through the next five quarters.  Our goal is to grow loans and to shrink our investment portfolio.  There are still however calls in the portfolio and that does -- you know we’re trying to hold our earning asset levels at a certain level, meaning where they are right now.  So if we see loans on the decline, we’ll buy more investments.  So I hope that answered your question.  We’re not going to leverage up and put more investments on our books just for the sake of growing earning assets, we’re trying to maintain our earning asset level where it is.

Brett Morris:  Okay, great, thanks.

Mark Bradley:  All right.  Thank you.

Facilitator:  At this time there are no further questions.  Sir, do you have any closing remarks.

Mark Bradley: Yes, I want to thank everyone for their very good questions.  That was a good conversation.  Please remember that our earnings release and a webcast of the call will be archived on
peoplesbancorp.com under the Investor Relations section.  Thank you and have a good day.

Facilitator:  This concludes today’s teleconference.  You may disconnect your lines at this time.

END